Exhibit 99.1

Investor Contact:	Media Contact:
Meredith Mendola	Nicole Rowe
781-370-6151	781-370-6369
mmendola@ptc.com	nrowe@ptc.com

PTC Reports Third Quarter Fiscal Year 2006 Results

- Company Delivers Year-Over-Year Total Revenue Growth of 20%, License Revenue Growth of 33% and Non-GAAP Operating Income Growth of 28% -

NEEDHAM, Mass., July 26, 2006 – PTC (Nasdaq: PMTC), the Product Development Company™, today reported revenue of $216.7 million for the third fiscal quarter ended July 1, 2006, up 20% from $180.3 million for the same period last year. Total license revenue for the third quarter was $65.7 million, up 33% from the same period last year. PTC’s overall revenue growth was driven by accelerated organic license and service revenue across both Desktop and Enterprise Solutions categories, as well as revenue attributable to the acquired businesses of Arbortext and Mathsoft.

“By almost every measure, our third quarter results were outstanding,” said C. Richard Harrison, president and chief executive officer. “We executed well across product lines, major geographies, and in both large accounts and our reseller channel. Additionally, our recent acquisitions are becoming important to our customers. We are clearly seeing positive results from our strategic efforts.”

GAAP operating income for the third quarter was $13.5 million, compared with $26.5 million in the year-ago period. GAAP net income for the third quarter was $16.9 million, or $0.15 per diluted share, compared with GAAP net income of $26.7 million, or $0.24 per diluted share, in the year-ago period. PTC adopted SFAS 123(R) in the fourth quarter of fiscal year 2005 and, therefore, the GAAP results from the year-ago period do not include the cost of stock-based compensation in accordance with SFAS 123(R). In the third quarter of 2006, PTC recorded stock-based compensation expense of $10.1 million, amortization of acquisition-related intangible assets of $2.8 million, a net restructuring charge of $5.9 million related to a previously announced cost-reduction program, a $2.1 million write-off of in-process research and development associated with the acquisition of Mathsoft, and a one-time tax benefit of $6.1 million due to the favorable resolution of IRS tax audits in the United States. PTC recorded an unrelated tax benefit of $4.4 million in the third quarter of 2005 due to the favorable resolution of a foreign jurisdiction tax audit.

Non-GAAP operating income, which excludes stock-based compensation cost, amortization of acquisition-related intangible assets, in-process research and development write-offs associated with acquisitions, and restructuring charges, was $34.4 million for the third quarter, a 28% increase from $26.8 million in the year-ago period. Non-GAAP net income, which excludes the items excluded from non-GAAP operating income and the related tax effect of these items, as well as the effect of one-time tax items, was $29.5 million for the third quarter, or $0.26 per diluted share, compared to $22.5 million in the year-ago period, or $0.20 per diluted share. We have provided a reconciliation between GAAP and non-GAAP results in the attached financial tables.

Cash and cash equivalents were $174 million at the end of the third quarter, down from $224 million at the end of the second quarter. During the third quarter, PTC made a $63 million cash payment for the acquisition of Mathsoft and a $10 million cash payment related to the settlement of the aforementioned IRS audits in the United States.

PTC Reports Third Quarter Fiscal Year 2006 Results

Revenue Metrics

Total Desktop Solutions revenue for the third quarter was $143.9 million, up 14% from the same period last year. Desktop Solutions revenue growth was led by strong license revenue, which grew 30% to $43.5 million from the same period last year. The license revenue growth reflected strong sales of Pro/ENGINEER new seats, upgrades, and modules, as well as the addition of revenue attributable to Mathsoft and Arbortext products. Desktop Solutions consulting and training service revenue grew 15% from the year-ago period to $23.3 million. The growth reflected increased sales of training and consulting offerings that help customers improve proficiency in the use of our products and optimize their product development processes.

Total Enterprise Solutions revenue was a record $72.8 million, representing 34% year-over-year growth. Enterprise Solutions license revenue was $22.2 million, up 41% over the same period last year. The Enterprise Solutions license revenue growth reflects organic Windchill revenue growth as well as the addition of revenue attributable to Arbortext products. Enterprise Solutions consulting and training service revenue was $33.1 million, up 35% from the year-ago period, reflecting continued customer demand for process consulting, implementation and training services that accompany new customer investments in content and process management solutions.

In the third quarter, PTC received orders from leading organizations, including Audi AG, Boeing Company, Festo AG & Co. KG, Huawei Co., Ltd., Inventec Corporation, Knorr Bremse AG, MiTAC International Corporation, Mitsubishi Heavy Industries, Ltd., Motorola Inc., Piaggio & C Spa, Robert Bosch GmbH, Toyota Motor Corporation, and Tyco International. PTC’s reseller channel delivered $46.0 million in total revenue during the quarter, up 28% from the year-ago period as the result of solid growth around the world.

PTC’s revenue grew across all major geographies during the third quarter of fiscal 2006: North America delivered 37% year-over-year revenue growth, European revenue grew 8% year over year, and Asia-Pacific revenue grew 13% year over year. PTC’s performance in Asia Pacific reflected 40% year-over-year growth in the Pacific Rim partially offset by a revenue decline of 9% in Japan.

Year-to-Date Results

PTC delivered the following results for the first nine months of fiscal 2006 compared to the same period last year:

•	Total revenue growth of 16%, driven by license revenue growth of 20%, training and consulting service revenue growth of 30%, and maintenance revenue growth of 7%;

•	GAAP net income of $35.1 million and non-GAAP net income of $70.8 million, compared to $66.3 million and $62.9 million, respectively, for the first nine months of fiscal 2005. PTC adopted SFAS 123(R) in the fourth quarter of fiscal year 2005, and therefore the GAAP results from the year-ago period do not include the cost of stock-based compensation in accordance with SFAS 123(R);

•	Desktop Solutions total revenue growth of 8%, driven by license revenue growth of 14%, training and consulting service revenue growth of 12%, and maintenance revenue growth of 4%;

•	Enterprise Solutions total revenue growth of 37%, driven by license revenue growth of 34%, training and consulting service revenue growth of 46%, and maintenance revenue growth of 25%;

•	Total revenue from our reseller channel of $124.7 million, up 20% from the same period last year;

•	Revenue growth across all major geographies: 30% growth in North America, 11% growth in Europe, and 4% growth in Asia-Pacific. Asia-Pacific revenue growth reflects a 13% revenue decline in Japan for the first nine months of 2006, offset by a 27% increase in revenue in the Pacific Rim.

PTC Reports Third Quarter Fiscal Year 2006 Results

“As fiscal 2006 has progressed, we have become increasingly confident in our competitive position and opportunity for near- and long-term revenue and earnings growth,” continued Harrison. “We are competing in a growing market with a truly differentiated offering. This has improved our existing customer satisfaction and our new customer win rate. We have carefully selected acquisitions that have the potential not only to add stand-alone growth, but also to make our integrated product offering even stronger. We are currently growing faster than the overall PLM market, whether we include acquisitions or not. As a result, we continue to have a high degree of confidence in our ability to succeed in the foreseeable future.”

Fourth Quarter and Fiscal Year 2006 Financial Outlook

PTC’s revenue forecast for the fourth quarter of fiscal 2006 is between $217 million and $225 million. On a GAAP basis, fourth quarter total costs and expenses are expected to be approximately $193 million to $198 million, and earnings per share are expected to be between $0.15 and $0.19. Total non-GAAP fourth quarter operating costs and expenses are expected to be approximately $180 million to $185 million. The Company expects non-GAAP fourth quarter earnings per share to be between $0.26 and $0.30. These non-GAAP operating cost and earnings expectations exclude the following fourth quarter estimated expenses and their tax effects:

•	Approximately $10 million of expense related to stock-based compensation

•	Approximately $3 million of acquisition-related amortization expense

For the fiscal year ending September 30, 2006, PTC expects revenue to be between $826 million and $834 million. On a GAAP basis, fiscal year 2006 earnings per share are expected to be between $0.46 and $0.50. The Company expects non-GAAP earnings per share to be between $0.88 and $0.92 for the fiscal year. These non-GAAP earnings expectations exclude the following full-year estimated or actual items and their tax effects:

•	Approximately $39 million of expense related to stock-based compensation

•	Approximately $10 million of acquisition-related amortization expense

•	A write-off of in-process research and development of $2.1 million recorded in the third quarter of 2006 associated with the acquisition of Mathsoft

•	A net restructuring charge of $5.9 million recorded in the third quarter of 2006

•	An income tax benefit of $6.1 million recorded in the third quarter of 2006 associated with the favorable resolution of tax audits in the United States

Important Information about Non-GAAP References

References by PTC to non-GAAP operating costs and non-GAAP earnings per share refer to costs and expenses or earnings per share excluding stock-based compensation cost, amortization of acquisition-related intangible assets, in-process research and development write-offs associated with acquisitions, restructuring charges, and their related tax effects, as well the effect of one-time tax items, if any. GAAP requires that these costs and charges be included in costs and expenses and accordingly used to determine operating income (loss) and earnings per share. PTC’s management uses non-GAAP operating costs, and associated non-GAAP net income (which is the basis for non-GAAP earnings per share) to make operational and investment decisions, and PTC believes that they are among several useful measures for an enhanced understanding of our operating results for a number of reasons.

First, excluding the stock-based compensation cost from GAAP operating income enables management and investors to perform a meaningful comparison of PTC’s operating results to prior periods. In these prior periods, PTC’s GAAP financial results reflected minimal stock-based compensation cost because the value of stock-based awards was determined using a method other than as prescribed in SFAS 123(R); whereas, upon adoption of SFAS 123(R), stock-based compensation is determined using a fair value method and such expenses are now distributed among the functional expense line items in the GAAP presentation. Second, although PTC undertakes analyses to ensure that its stock-based compensation

PTC Reports Third Quarter Fiscal Year 2006 Results

grants are in line with peer companies and do not unduly dilute shareholders, PTC allocates these grants and measures them at the corporate level. Management excludes their financial statement effect when planning or measuring the periodic financial performance of PTC’s functional organizations since they are episodic in nature and unrelated to our core operating metrics. Likewise, we believe that excluding items such as in-process research and development write-offs and amortization of intangible assets associated with acquisitions, or restructuring charges that are not directly attributable to our ongoing operations and that do not generally fluctuate in correlation with periodic performance, provides investors with information that helps to compare period-over-period operating performance by highlighting the effect of acquisitions or restructuring activities on our results of operations. In addition, PTC’s management excludes the financial statement effect of these items in creating operating budgets for PTC’s functional business units and in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses. Lastly, we believe that providing non-GAAP earnings per share affords investors a view of earnings that may be more easily compared to peer companies and enables investors to consider PTC’s earnings on both a GAAP and non-GAAP basis in periods when PTC is engaged in acquisition activities or undertaking non-recurring activities.

PTC believes these non-GAAP measures will aid investors’ overall understanding of PTC’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how PTC plans and measures its own business. However, non-GAAP net income (loss) should be construed neither as an alternative to GAAP net income (loss) or earnings (loss) per share as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on PTC’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures in conjunction with our reported GAAP results.

Earnings Call Webcast

PTC will provide detailed financial information and an outlook update on its third quarter fiscal year 2006 results conference call and live webcast on July 26, 2006 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on PTC’s web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-566-8560 (in the U.S.) or +1-517-623-4768 (international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on July 31, 2006. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 203-369-1034.

PTC’s unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the third quarter fiscal year 2006 are attached.

About PTC

PTC (Nasdaq: PMTC) provides leading product lifecycle management (PLM), content management and dynamic publishing solutions to more than 40,000 companies worldwide. PTC customers include the world’s most innovative companies in manufacturing, publishing, services, government and life sciences industries. PTC is included in the S&P 500 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.

Statements in this news release that are not historical facts, including statements about our confidence and strategies and our expectations about revenue, results of operations, and market acceptance of our products, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include the following: our ability to achieve revenue and earnings growth by increasing sales through our indirect distribution channel and through entry into new vertical markets; our ability to integrate successfully and achieve revenue and earnings growth from newly acquired businesses while maintaining

PTC Reports Third Quarter Fiscal Year 2006 Results

adequate resources and focus to continue achieving organic growth from both our desktop and enterprise solutions; our ability to successfully execute strategic initiatives and other business initiatives while containing costs and undertaking restructuring activities; as well as other risks and uncertainties detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 10-Q.

PTC, The Product Development Company, Windchill, Arbortext, Mathsoft and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

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PTC Reports Third Quarter Fiscal Year 2006 Results

PARAMETRIC TECHNOLOGY CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Revenue:
License	$65,711	$49,228	$178,852	$148,855
Service	150,993	131,106	430,564	376,772

Total revenue	216,704	180,334	609,416	525,627

Costs and expenses:
Cost of license revenue(2)	2,995	1,692	8,187	4,945
Cost of service revenue(2)	65,579	50,434	187,942	144,411
Sales and marketing(2)	70,033	59,533	197,938	174,652
Research and development(2)	36,905	28,061	107,477	82,875
General and administrative(2)	18,038	13,874	55,706	43,856
Amortization of acquired intangible assets	1,646	226	4,292	670
In-process research and development	2,100	—	2,100	—
Restructuring charge, net	5,947	—	5,947	—

Total costs and expenses	203,243	153,820	569,589	451,409

Operating income	13,461	26,514	39,827	74,218
Other income (expense), net	840	2,476	2,743	4,226

Income before income taxes	14,301	28,990	42,570	78,444
Provision for (benefit from) income taxes	(2,575)	2,336	7,427	12,127

Net income	$16,876	$26,654	$35,143	$66,317

Earnings per share:(1)
Basic	$0.15	$0.25	$0.32	$0.61
Weighted average shares outstanding	109,947	108,716	109,672	108,407
Diluted	$0.15	$0.24	$0.31	$0.59
Weighted average shares outstanding	112,871	112,036	112,930	111,888

(1)	A previously announced two-for-five reverse stock split of our common stock became effective on February 28, 2006. All earnings per share and weighted-average share amounts are presented on a post-split basis.
(2)	Effective July 3, 2005, PTC adopted SFAS 123(R), “Share-Based Payment”. Accordingly, for the three and nine months ended July 1, 2006, stock-based compensation was accounted under SFAS 123(R) while, for the three and nine months ended July 2, 2005, stock-based compensation was accounted under APB No. 25, “Accounting for Stock Issued to Employees”. The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Cost of license revenue	$29	$—	$96	$—
Cost of service revenue	1,969	—	5,830	—
Sales and marketing	2,547	—	7,241	—
Research and development	2,336	36	6,653	254
General and administrative	3,188	—	9,453	—

Total stock-based compensation	$10,069	$36	$29,273	$254

PTC Reports Third Quarter Fiscal Year 2006 Results

PARAMETRIC TECHNOLOGY CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
GAAP operating income	$13,461	$26,514	$39,827	$74,218
Stock-based compensation	10,069	36	29,273	254
Amortization of acquired intangible assets included in cost of license revenue	1,105	27	2,649	27
Amortization of acquired intangible assets included in cost of service revenue	65	—	169	—
Amortization of acquired intangible assets	1,646	226	4,292	670
In-process research and development	2,100	—	2,100	—
Restructuring charge, net	5,947	—	5,947	—

Non-GAAP operating income	$34,393	$26,803	$84,257	$75,169

GAAP net income	$16,876	$26,654	$35,143	$66,317
Stock-based compensation	10,069	36	29,273	254
Amortization of acquired intangible assets included in cost of license revenue	1,105	27	2,649	27
Amortization of acquired intangible assets included in cost of service revenue	65	—	169	—
Amortization of acquired intangible assets	1,646	226	4,292	670
In-process research and development	2,100	—	2,100	—
Restructuring charge, net	5,947	—	5,947	—
Income tax adjustments(3)	(8,279)	(4,416)	(8,744)	(4,416)

Non-GAAP net income	$29,529	$22,527	$70,829	$62,852

GAAP diluted earnings per share	$0.15	$0.24	$0.31	$0.59
Stock-based compensation	0.09	0.00	0.26	0.00
All other items identified above	0.02	(0.04)	0.05	(0.03)

Non-GAAP diluted earnings per share	$0.26	$0.20	$0.62	$0.56

Weighted average shares used in calculating non-GAAP diluted net earnings per share (4)	113,210	112,036	113,654	111,888

(3)	Reflects the tax effect of non-GAAP adjustments above, as well as the effect of one-time tax benefits due to the favorable resolution of tax audits in the amount of $6.1 million in the three and nine months ended July 1, 2006 and $4.4 million in the three and nine months ended July 2, 2005.
(4)	Weighted average shares used in calculating non-GAAP diluted earnings per share for the third quarter and first nine months of 2006 includes 0.3 million and 0.7 million additional shares related to outstanding stock options assumed to be repurchased under SFAS 123(R) that would not be assumed to be repurchased under APB No. 25.

PTC Reports Third Quarter Fiscal Year 2006 Results

PARAMETRIC TECHNOLOGY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 1,	September 30,
	2006	2005
ASSETS
Cash and cash equivalents	$173,893	$204,423
Accounts receivable, net	163,165	147,497
Property and equipment, net	51,207	52,551
Goodwill and acquired intangibles, net	328,622	258,838
Other assets	135,067	123,314

Total assets	$851,954	$786,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$232,238	$200,467
Other liabilities	226,668	262,312
Stockholders’ equity	393,048	323,844

Total liabilities and stockholders’ equity	$851,954	$786,623

PTC Reports Third Quarter Fiscal Year 2006 Results

PARAMETRIC TECHNOLOGY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$16,876	$26,654	$35,143	$66,317
Stock-based compensation	10,069	36	29,273	254
Depreciation and amortization	8,685	5,930	24,809	18,311
In-process research and development	2,100	—	2,100	—
Other	(23,741)	3,032	(37,964)	34,563

Net cash provided by operating activities (5)	13,989	35,652	53,361	119,445
Capital expenditures	(4,911)	(3,639)	(13,065)	(12,734)
Acquisitions of businesses (6)	(64,409)	(6,810)	(75,084)	(6,810)
Other investing and financing activities	1,031	1,187	2,832	8,475
Foreign exchange impact on cash	4,028	(7,552)	1,426	(255)

Net change in cash and cash equivalents	(50,272)	18,838	(30,530)	108,121
Cash and cash equivalents, beginning of period	224,165	384,170	204,423	294,887

Cash and cash equivalents, end of period	$173,893	$403,008	$173,893	$403,008

(5)	Net cash provided by operating activities for the three and nine months ended July 1, 2006 includes a tax payment of $9.5 million in relation to the settlement of IRS tax audits. For the nine months ended July 2, 2005, net cash provided by operating activities includes a tax refund received during the first quarter of 2005 of $39.5 million. This refund was included in income taxes receivable on the Consolidated Balance Sheet at September 30, 2004.
(6)	Acquisitions of businesses for the three months ended July 1, 2006 includes a $63.1 million cash payment for the acquisition of Mathsoft and $1.3 million for associated professional fees.